                                  EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                     THE COMPANY AND E. GREY WINSTEAD, III
                            DATED SEPTEMBER 1, 1997

                                 EMPLOYMENT AGREEMENT
                                 --------------------

     THIS AGREEMENT is made as of the 1st day of September, 1997, between Greater Rome Bank (the "Bank"), a commercial bank and trust company chartered by the State of Georgia, and Greater Rome Bancshares, Inc. (the "Company"), the parent bank holding company of the Bank (the Bank and the Company collectively, the "Employer"), and E. Grey Winstead, III, a resident of the State of Georgia (the "Employee").

                                 RECITALS:


     The Employer desires to employ the Employee as the Chief Financial Officer of the Employer and the Employee desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

   1.1 "AGREEMENT" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

   1.2 "AFFILIATE" of a person or entity shall mean (a) any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity, and (b) any officer, director, partner, employer, or direct or indirect beneficial owner of 10% or greater equity of voting interest of such person or entity.

   1.3 "AREA" shall mean the geographic area within the boundaries of Floyd County. It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee's employment hereunder.

   1.4 "AVERAGE MONTHLY COMPENSATION" shall mean the quotient obtained by dividing by twelve the highest annual compensation (i.e., salary and bonus) paid to the Employee by the Employer for any preceding calendar year.

   1.5 "BUSINESS OF THE EMPLOYER" shall mean the business conducted by the Employer, which is commercial banking.

   1.6  "CAUSE" shall mean:

      1.6.1  With respect to termination by the Employer:

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

         (a) A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform his duties and responsibilities in the manner and to the extent required under this Agreement or a breach of any representation or warranty of the Employee set forth herein which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Employer;

         (b) Conduct by the Employee that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

         (c) The conviction of the Employee of a felony;

         (d) Conduct by the Employee that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Employer; or

         (e) Conduct by the Employee that results in removal from his position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

      1.6.2 With respect to termination by the Employee, a material diminution in the powers, responsibilities or duties of Employee hereunder, or the failure of the Board of Directors of the Bank and the Company to elect him as Chief Financial Officer, or a material breach of the terms of this Agreement by the Employer which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

   1.7 "CHANGE IN CONTROL" of the Employer shall mean any consummated transaction wherein twenty-five percent (25%) of the shares of the Bank or the Company, are directly or indirectly transferred by sale, gift, merger, exchange or any other means to new owners other than an Affiliate of such person or entity transferring such shares or if a majority of the members of the Board of Directors of the Bank or the Company are replaced within any twelve month period.

   1.8  "COMPANY INFORMATION" means Confidential Information and Trade Secrets.

   1.9 "CONFIDENTIAL INFORMATION" means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through Employee's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public

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

disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

   1.10 "INITIAL TERM" shall mean that period of time commencing on the date of execution of this Agreement by the Employer and the Employee and running until the earlier of three (3) years thereafter or any termination of employment of the Employee under this Agreement as provided for in Section 3.

   1.11 "PERMANENT DISABILITY" shall mean a physical or mental condition that prevents the performance of substantially all of the Employee's duties under this Agreement for a period of ninety (90) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

   1.12  "TERM" shall mean the Initial Term and all subsequent renewal periods.

   1.13 "TRADE SECRETS" means information including , but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.    DUTIES.

   2.1 The Employee is employed initially as the Chief Financial Officer of the Employer and, subject to the direction of the President of the Employer shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the President in connection with the conduct of its business. The duties and responsibilities of the Employee are set forth on Exhibit A attached hereto.

   2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall: (1) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; (2) diligently follow and implement all management policies and decisions communicated to him by the President; and (3) timely prepare and forward to the President all reports and accounting as may be requested of the Employee.

   2.3 The Employee shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from (1) investing his personal assets in businesses which (subject to clause (2) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which his participation is solely that of an investor, (2) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer and (3) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the President approves of such activities prior to the Employee's engaging in them. Prior to commencing any activity described in clause (3) above, the Employee shall inform the President, in writing, of any such activity. Furthermore, this paragraph shall not be construed as preventing the Employee from tending to the affairs of his family farm, from time to time, provided such activities do not interfere with the performance of the Employee's duties, as determined by the President.

3.      TERM AND TERMINATION.

   3.1 TERM. This Agreement shall remain in effect for the Initial Term. At the end of the first twelve-month period hereunder and at the end of each successive twelve-month period, this Agreement shall automatically be extended for a successive twelve-month period following the then two-year remaining term unless either party gives written notice to the other of its intent not to extend this Agreement with such written notice to be given not less than ninety
(90) days prior to the end of such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining term then in effect. However, notwithstanding the provisions of this Section 3.1, after the last day of the month during which the Employee attains age 65, the term of this Agreement will be for twelve months and shall automatically be extended for a successive twelve-month period unless either party gives written notice to the other of its intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of such twelve-month period.

   3.2 TERMINATION. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

      3.2.1  BY THE EMPLOYER:

         (a) For Cause, upon written notice to the Employee, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination; or

         (b) Without Cause at any time, provided that the Employer shall give the Employee thirty (30) days prior written notice of its intent to terminate, in which event the Employer shall be required to pay the Employee his Average Monthly Compensation on a monthly basis for a period of twelve
   (12) months following termination.

         (c) Upon the Permanent Disability of the Employee, provided that at least thirty (30) days prior written notice of the intent to terminate is provided, in which event the Employer shall pay the Employee an amount equal to his Average Monthly Compensation (or prorata portion thereof) for each month (or portion thereof) during the period beginning on the effective date of termination and continuing until the earlier of (i) the first anniversary of the effective date of termination; or (ii) the commencement of the period for which long-term disability benefits become payable to the Employee.

      3.2.2  BY THE EMPLOYEE:

         (a) For Cause, with no prior notice except as provided in Section 1.6, in which event the Employer shall be required to pay the Employee his Average Monthly Compensation on a monthly basis for a period of twelve (12) months following termination; or

         (b) Without Cause, provided that the Employee shall give the Company sixty (60) days prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to the Employee except future payment of any amounts due and owing under Section 4 on the effective date of the termination.

         (c) Upon the Permanent Disability of Employee, provided that at least thirty (30) days prior written notice of the intent to terminate is provided, in which event the Employer shall pay the Employee an amount equal to his Average Monthly Compensation (or prorata portion thereof) for each month (or portion thereof) during the period beginning on the effective date of termination and continuing until the earlier of (i) the first anniversary of the effective date of termination; or (ii) the commencement of the period for which long-term disability benefits become payable to the Employee.

      3.2.3 By the Employee within six (6) months following a Change in Control of the Employer, provided that the Employee shall give written notice to the Employer of his intention to terminate this Agreement, in which event the Employer shall be required to pay the Employee his Average Monthly Compensation on a monthly basis for a period of twelve (12) months after termination.

      3.2.4 Upon termination as specified under paragraphs 3.2.1 (b), 3.2.2 (a) and 3.2.3, the Employer agrees to reimburse the Employee on a monthly basis for the out of pocket cost of an individual employee-only group medical insurance policy premiums from the date of termination until the earlier of
   (i) the Employee obtaining employment with a company providing group medical coverage, (ii) the Employee becoming eligible for Medicare, or (iii) twelve
   (12) months from the date of termination. Upon termination as specified in paragraphs 3.2.1 (c) and 3.2.2 (c), the Employer agrees to reimburse the Employee for the out of pocket cost of an individual employee-only group medical insurance policy premiums from the date of termination until the earlier of (i) the commencement of the period for which long-term disability benefits become payable to the Employee, (ii) the Employee becoming eligible for Medicare, or (iii) twelve (12) months from the date of termination. The Employee shall provide the Employer with satisfactory evidence that he has incurred the cost, and the amount of any monthly reimbursement will not exceed the monthly cost of COBRA premiums then being charged by the Employer for employee-only coverage under its group health plan in effect for the Employer.

      3.2.5 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

      3.2.6 Notwithstanding anything in this Agreement to the contrary, the term of employment shall end automatically upon the Employee's death, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

   3.3 EFFECT OF TERMINATION. Termination of the employment of the Employee pursuant to Section 3.2 shall be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

4. COMPENSATION. The Employee shall receive the following salary and benefits:

   4.1 BASE SALARY. During the Initial Term, the Employee shall be compensated at a base rate of $75,000 per annum (the "Base Salary"). The Employee's salary shall be reviewed by the Board annually, and the Employee shall be considered annually for an increase in such amount, if any, as may be determined by the Board. Such salary shall be payable in accordance with the Employer's normal payroll practices. Once the Bank becomes cumulatively profitable, as defined in Exhibit B, the Employee's base rate of pay will be adjusted in accordance with the provisions of Exhibit B.

   4.2 INCENTIVE COMPENSATION. The Employee shall be entitled to participate in such bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time (the "Incentive Compensation"). After the Bank is cumulatively profitable, the Employee will earn Incentive Compensation which shall include the bonus described in accordance with the terms specified in Exhibit B.

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

   4.3    BENEFITS.

         (a) In addition to the Base Salary and Incentive Compensation, the Employee shall be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee, including, but not limited to, long-term disability coverage so long as such coverage can be purchased at commercially reasonable rates, and further, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life, and such other benefits as the employer deems appropriate.

      (b) The Employer specifically agrees to reimburse the Employee for reasonable business expenses incurred by him in performance of his duties hereunder, as approved from time to time by the President; provided that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

         (c) On a non-cumulative basis the Employee shall be entitled to three
   (3) weeks of vacation in each year of this Agreement, during which his compensation shall be paid in full.

   4.4 WITHHOLDING. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.    COMPANY INFORMATION.

   5.1    OWNERSHIP OF COMPANY INFORMATION.   All Company Information received
or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

   5.2 OBLIGATIONS OF EMPLOYEE. Employee agrees (1) to hold Company Information in strictest confidence, and (2) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that Employee is required by law to disclose any Company Information, Employee will not make such disclosure unless (and then only to the extent that) Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. subsection 10-1-760-10-1-767, with respect to Trade Secrets.

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

   5.3 DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Company Information then in his possession or control.

6. NON-COMPETITION. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.1(b) or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CUSTOMERS. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.1(b) or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.1(b) or by the Employee for Cause pursuant to Section 3.2.2(a), for a period of six (6) months thereafter, he will not, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

      (i)  If to the Employer, to it at:

           Greater Rome Bank
           1490 Martha Berry Blvd.
           Rome, GA  30165

      (ii) If to the Employee, to him at:

           E. Grey Winstead, III
           Route 3, Box 226
           Summerville, GA  30747

13. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14. WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

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

15. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

16. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

17. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19. SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder.

20. JOINT AND SEVERAL. The obligations of the Bank and the Company to Employee hereunder shall be joint and several.

   IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

Greater Rome Bank                                Greater Rome Bancshares, Inc.

By:  /s/ Thomas D. Caldwell, III                 By:  /s/ Bradford L. Riddle
    ----------------------------                     ---------------------------

Name:  Thomas D. Caldwell, III                   Name:   Bradford L. Riddle
Title: President                                 Title:  Vice Chairman


THE EMPLOYEE:   /s/ E. Grey Winstead, III
                -------------------------
                E. GREY WINSTEAD, III

                                   EXHIBIT A

                        INITIAL DUTIES OF THE EMPLOYEE

The initial duties of the Employee shall include, in addition to any other duties assigned the Employee by the President of the Bank or the Company or their respective designees, the following:

      . General supervision and management of the Company's and Bank's financial plans and policies, including asset and liability management, liquidity and funds management, investment management and capital planning including the planning, controlling and directing of the accounting systems and financial and regulatory reporting systems.

      . Work with the President to develop a long-term strategy for the Company that creates shareholder value.

      . Develop and recommend to the President annual business plans and budgets that support the Company's long-term strategy.

      . Perform the duties of Corporate Secretary for the Bank and Company and maintain the minutes of all Board and Asset/Liability Committee, Investment Committee and Audit Committee Meetings.

      . Use best efforts to achieve the Company's financial and operating goals and objectives.

      . Fulfill the duties of the Bank's Internal Audit Officer, including negotiation, management and coordination of contract internal audit services, independent audit services and coordination of regulatory safety and soundness exams.

      . Fulfill the duties of the Bank's human resource officer, including personnel and payroll administration, group insurance benefit administration, 401K plan administration, and section 125 plan administration.

      . Fulfill the duties of the Bank's senior operations officer including planning, supervision and management of the data processing function, item processing function, local area network administration and related disaster recovery planning and control.

      . Oversee deposit operations, deposit product development and pricing, customer service and teller operations.

      .  Implement major corporate policies.

                                   EXHIBIT B

                                 COMPENSATION

BASE SALARY. Upon achieving cumulative profitability at the Bank, the Employee's Base Salary shall be increased above the base rate specified in the Initial Term of this Agreement by no less than 10%. If such increase has not already occurred through routine salary review adjustments, it will occur at the beginning of the first calendar quarter following the calendar quarter in which retained earnings of the Bank become positive, as reflected in the Bank's quarterly call reports prepared in accordance with the requirements of the Federal Financial Institutions Examination Council.

INCENTIVE COMPENSATION.   Until the Bank is cumulatively profitable, no
incentive bonuses may be paid. After cumulative profitability has occurred, as defined above, the employee will receive a one-time bonus of $37,000. This bonus is payable no later than the time of the base rate adjustment specified above, only after it is fully accrued in the determination of cumulative profitability.

At the end of each fiscal year thereafter, an incentive bonus will be paid to the Employee based upon the following qualitative and quantitative criteria. The qualitative criteria are measured by the Bank's most recent regulatory CAMELS rating. The quantitative criteria are measured by the Bank's Return on Average Assets ("ROAA") until the Company's Tier One Leverage Ratio (as defined by the FDIC's risk based capital guidelines) is less than eight percent or January 1, 2001, whichever occurs first. After such time, the quantitative criteria will be measured by the Company's Return on Beginning of the Year Equity ("ROE"). The amount of the Employee's bonus will be determined by adding the percentages associated with the overall CAMELS rating and the percentages associated with the ROAA (ROE, when appropriate) categories in the following tables and applying the limits as stated below:

        Qualitative Criteria                               Quantitative Criteria

       CAMELS             % of                                     % of                                   % of
       Rating           Base Pay            ROAA                 Base Pay              ROE               Base Pay
          1              25.0         = greater than 2.0%        30.0          = greater than 20.0%       30.0
          2              20.0           = 1.75 - 2.00%           17.0             = 17.5 - 20.0%          17.0
Less than 2               0.0           = 1.50 - 1.75%           10.0             = 15.0 - 17.5%          10.0
                                        = 1.25 - 1.50%            6.0             = 12.5 - 15.0%           6.0
                                        = 1.00 - 1.25%            3.5             = 10.0 - 12.5%           3.5
                                        = 0.75 - 1.00%            2.0            Less than 10.0%           0.0
                                        = 0.50 - 0.75%            1.0
                                       Less than 0.50%            0.0

ROAA and ROE are calculated using audited financial statements after eliminating the effect of incentive bonus accruals contemplated under all executive employment agreements. For ROAA and ROE results which occur within a range specified above, the Percent of Base Pay will be calculated using straight line interpolation (e.g., an ROAA of 1.375% produces a Percent of Base Pay calculation of 8.0%). For net income in excess of the 2.00% ROAA or 20.0% ROE, as applicable, the Employee will receive a Premium Incentive Bonus equal to

4.0% of the excess net income. No incentive compensation will be paid if the Bank's most recent composite CAMELS rating is less than 2, or ROAA is less than one-half of one (.50%) percent, or ROE, where applicable, is less than ten (10%) percent. In the event the employee is entitled to incentive compensation as provided herein, the percentage of base pay paid as incentive compensation for the bank attaining a composite CAMELS of at least 2, said percentage of base pay will be reduced by five (5%) percent for each individual rating of 3 contained within the overall composite rating. Incentive compensation is payable to the Employee no later than March 15th of the year following the year on which it is calculated.

     Notwithstanding the foregoing, the Base Salary adjustments and Incentive Compensation payments contemplated in this agreement shall not become due and payable until the Board of Directors of the Bank has determined, according to reasonable safety and soundness standards, that the overall financial condition of the Bank, including asset quality, will not be adversely affected by the payment of said amounts.